EX-23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated February 23, 2006 for the Nagle Total Market Return Fund (the "Fund") and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 and Amendment No. 1 under the Investment Company Act of 1940 to The Nagle Funds' Registration Statement on Form N-1A (File No. 333-129281), including the references to our firm under the heading "Financial Highlights" in the prospectus and "Independent Auditors" in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

/S/Sanville & Company

February 23, 2006

Sanville & Company